News Release

For Immediate Release	Contact:	Investor Relations at
Janel World Trade
(404) 261-1196
IR@janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal THIRD QUARTER AND YEAR-TO-DATE 2013 RESULTS

COMPANY FOCUSED ON CORE TRANSPORTATION LOGISTICS AND RETURNING TO PROFITABILITY

JAMAICA, NY – August 14, 2013 — Janel World Trade, Ltd. (OTCQB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its third quarter ended June 30, 2013.

Third Quarter 2013 Results

For the three months ended June 30, 2013, Janel reported revenue of $21,867,209 a decrease of $2,144,871 or 8.9% compared to the three months ended June 30, 2012.

For the three months ended June 30, 2013 the Company reported a net loss from continuing operations before income taxes of $(202,805), down by $92,559 when compared to the prior year reported net loss from continuing operations before income taxes of $(110,246).

For the three months ended March 31, 2013 the Company reported a net loss of $(220,632) or $(0.01) per fully diluted share, compared to the prior year reported net loss of $(215,112), or $(0.01) per fully diluted share.

Year-To-Date 2013 Results

For the nine months ended June 30, 2013, Janel reported revenue of $64,919,530 a decrease of $4,532,786 or 6.5% compared to the nine months ended March 31, 2012.

For the nine months ended June 30, 2013 the Company reported a net loss from continuing operations before income taxes of $(676,912), an improvement of $80,232 when compared to the prior year reported net loss from continuing operations of $(757,144).

For the nine months ended June 30, 2013 the Company reported a net loss of $(710,978) or $(0.03) per fully diluted share, compared to the prior year reported net loss of $(859,855), or $(0.04) per fully diluted share.

Review and Outlook

 “We are disappointed with our results for the third quarter and nine months ended June 30, 2013” said James N. Jannello, Executive Vice President and Chief Executive Officer. “Although we have made strides in reducing our expenses during the quarter, revenue for the three months when compared to the prior year is down mainly due to lower ocean shipping activity.” Jannello continued, “while our net loss for the nine month period from continuing operations is ahead of the prior year, we are still reporting operating losses from continuing operations for both the three and nine month 2013 periods. We are focused on returning our continuing core operations to profitability.”

Jannello concluded, “Looking ahead, and in the very short term, we are working to raise additional capital in order to stabilize and grow the transportation logistics segment to profitability.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTCQB Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR@janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$21,867,209	$24,012,080	$64,919,530	$69,452,316
COST AND EXPENSES:
Forwarding expenses	19,473,520	21,461,733	57,704,650	62,250,610
Selling, general and administrative	2,457,176	2,510,805	7,473,207	7,547,758
Depreciation and amortization	104,245	104,916	311,961	286,592
TOTAL COSTS AND EXPENSES	22,034,941	24,077,454	65,489,818	70,084,960

LOSS FROM CONTINUING OPERATIONS	(167,732)	(65,374)	(570,288)	(632,644)
OTHER ITEMS:
Interest and dividend income	-	-	-	1,644
Interest expense	(35,073)	(44,872)	(106,624)	(126,144)
TOTAL OTHER ITEMS	(35,073)	(44,872)	(106,624)	(124,500)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(202,805)	(110,246)	(676,912)	(757,144)
Income taxes (credits)	4,000	(132,001)	11,000	(564,615)
NET LOSS FROM CONTINUING OPERATIONS	$(206,805)	$21,755	$(687,912)	$(192,529)
Loss from discontinued operations	(13,827)	(236,867)	(23,066)	(667,326)
NET LOSS	$(220,632)	$(215,112)	$(710,978)	$(859,855)
Preferred stock dividends	3,750	3,750	11,250	11,250
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(224,382)	$(218,862)	$(722,228)	$(871,105)
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain from available for sale securities	$-	$(2,149)	$1,063	$10,788
COMPREHENSIVE LOSS	$(224,382)	$(221,011)	$(721,165)	$(860,317)
Basic earnings (loss) per share:
Continuing operations	$(0.01)	$-	$(0.03)	$(0.01)
Discontinued operations	$-	$(0.01)	$-	$(0.03)
Total	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$-	$(0.03)	$(0.01)
Discontinued operations	$-	$(0.01)	$-	$(0.03)
Total	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Basic weighted average number of shares outstanding	21,732,192	21,732,192	21,732,192	21,696,608
Fully diuted weighted average number of shares outstanding	23,367,442	23,367,442	23,367,442	23,331,858

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	September 30, 2012
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$539,720	$773,868
Accounts receivable, net of allowance for doubtful accounts of $378,883 and $325,335, respectively	5,169,759	5,631,413
Marketable securities	-	65,568
Prepaid expenses and sundry current assets	140,766	128,210
TOTAL CURRENT ASSETS	5,850,245	6,599,059

PROPERTY AND EQUIPMENT, NET	418,942	511,403
OTHER ASSETS:
Intangible assets, net	1,609,237	1,821,526
Security deposits	216,358	167,049
TOTAL OTHER ASSETS	1,825,595	1,988,575

TOTAL ASSETS	$8,094,782	$9,099,037
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,731,336	$1,601,336
Accounts payable - trade	4,086,063	4,450,252
Accrued expenses and other current liabilities	685,782	670,070
Current portion of long-term debt - bank	80,539	84,280
TOTAL CURRENT LIABILITIES	6,583,720	6,805,938

LONG-TERM DEBT - BANK	160,748	221,620
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	239,316	300,188

STOCKHOLDERS' EQUITY	1,271,746	1,992,911
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,094,782	$9,099,037

See notes to these consolidated financial statements included in the Company's Form 10-Q